EXHIBIT 4.5

ECO2 PLASTICS, INC.

SECURITIES SUBSCRIPTION AGREEMENT

June 4, 2008

This Securities Subscription Agreement (the “Agreement”) is made as of June 4, 2008 (the “Effective Date”), by and among ECO2 PLASTICS, INC., a Delaware corporation (the “Company”), and each of those persons and entities, severally and not jointly, listed as a Purchaser on the Schedule of Purchasers attached as Schedule I hereto.  Such persons and entities are hereinafter collectively referred to herein as “Purchasers” and each individually as a “Purchaser.”

AGREEMENT

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and each Purchaser (severally and not jointly) hereby agree as follows:

1. The Securities.  Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Purchasers the following shares (the “Shares”) of preferred stock: (a) 336,240,039 shares of its Series B-1 Convertible Preferred Stock (the “Series B-1 Stock”) and (b) up to 140,000,000 shares of its Series B-2 Convertible Preferred Stock (the “Series B-2 Stock” and, together with the Series B-1 Stock, the “Series B Stock”), which shall each be convertible into shares (the “Conversion Shares”) of the Company’s Common Stock (the “Common Stock”) in accordance with the formula set forth in the Series B Certificate of Designations further described below.  The rights, preferences and privileges of the Series B-1 Stock and Series B-2 Stock are as set forth in the Certificate of Designations of Series B-1 and Series B-2 Preferred Stock as filed with the Secretary of State of the State of Delaware (the “Series B Certificate of Designations”) in the form attached hereto as Exhibit A-1.  The Shares are sometimes herein referred to as the “Securities.”  This Agreement, the Series B Certificate of Designations and the Investor Rights Agreement, in the form attached hereto as Exhibit B (the “Investor Rights Agreement”), are sometimes herein collectively referred to as the “Transaction Documents.”

The Securities will be offered and sold to the Purchasers without such offers and sales being registered under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, the “Securities Act”), in reliance on exemptions therefrom.

In connection with the sale of the Securities, the Company has made available (including electronically via the SEC's EDGAR system) to Purchasers its periodic and current reports, forms, schedules, proxy statements and other documents (including exhibits and all other information incorporated by reference) filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These reports, forms, schedules, statements, documents, filings and amendments, are collectively referred to as the “SEC Documents.”  All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the SEC Documents (or other references of like import) shall be deemed to mean and include all such financial statements and schedules, documents, exhibits and other information which is incorporated by reference in the SEC Documents.

2. Representations and Warranties of the Company.  Except as set forth in the SEC Documents and on the Disclosure Schedule attached hereto and made a part hereof (the “Disclosure Schedule”), the Company represents and warrants to and agrees with Purchasers as follows:

(a) Except as set forth in Section 2(a) of the Disclosure Schedule, the Company has filed in a timely manner all documents that the Company was required to file with the SEC under the Exchange Act since becoming subject to the requirements of the Exchange Act.  The SEC Documents as of their respective dates did not and will not as of the Closing Date (as defined below) (after giving effect to any updated disclosures therein), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The SEC Documents and the documents incorporated or deemed to be incorporated by reference therein, at the time they were filed or hereafter are filed with the SEC, complied and will comply, at the time of filing, in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may be, as applicable.

(b) The Company has no subsidiaries.  The Company has been duly incorporated and is validly existing in good standing as a corporation under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own its properties and conduct its business as now conducted as described in the SEC Documents and is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or other), earnings, management, properties, prospects or results of operations of the Company (any such event, a “Material Adverse Effect”); the Company does not own directly or indirectly any of the capital stock or other equity or long-term debt securities of or have any equity interest in any other individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof (a “Person”); all of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive or other rights to subscribe for or purchase securities, and are owned free and clear of all liens, encumbrances, equities, and restrictions on transferability (other than those imposed by the Securities Act and the state securities or “Blue Sky” laws); except as set forth in Section 2(b) of the Disclosure Schedule, no options, warrants or other rights to purchase from the Company, agreements or other obligations of the Company to issue or other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding; and there is no agreement, understanding or arrangement between the Company and any of its stockholders or any other Person relating to the ownership or disposition of any capital stock of the Company or the election of directors of the Company or the governance of the Company’s affairs, and, if any, such agreements, understandings and arrangements will not be breached or violated as a result of the execution and delivery of, or the consummation of the transactions contemplated by, the Transaction Documents; there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company issued and outstanding; except as set forth in Section 2(b) of the Disclosure Schedule, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, sell, redeem, purchase, repurchase or otherwise acquire or cause to be issued, transferred, sold, redeemed, purchased, repurchased or otherwise acquired any capital stock or Voting Debt of, or other equity interest in, the Company or securities or rights convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; the issuance of the Shares or the Conversion Shares, or the Warrants described in Section 4(h) hereof will not give rise to any preemptive rights or rights of first refusal on behalf of any Person or result in the triggering of any anti-dilution or other similar right; except as set forth in Section 2(b) of the Disclosure Schedule, there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the Securities Act; there are no securities, agreements, documents or instruments containing anti-dilution provisions that will be triggered by the issuance of the Shares, the Conversion Shares and the Warrants; the Company has made available to Purchasers a true, correct and complete copy of its certificate of incorporation and bylaws, each as amended and as in effect on the date hereof.

(c) The authorized capital stock of the Company (immediately prior to the Closing Date) consists of 1,000,000,000 shares of Common Stock and 500,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”), and 152,843,414 shares of Preferred Stock have been designated as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 336,240,039 shares of Preferred Stock have been designated as Series B-1 Stock, and 10,916,547 shares of Preferred Stock have been designated as Series B-2 Stock.  The Certificates of Designations (as defined below) setting forth the rights, preferences and privileges of such Preferred Stock have been filed with the Secretary of State of the State of Delaware, and are effective as of the Closing Date.  The issued and outstanding capital stock of the Company, as of immediately prior to the Closing Date and as of the Closing Date, is as set forth in Section 2(c) of the Disclosure Schedule attached hereto (the “Company Capitalization”) (other than for subsequent issuances, if any, pursuant to employee benefit plans described in the SEC Documents or upon exercise of outstanding options, warrants and other convertible securities described in the SEC Documents).

(d) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents.  Each of the Transaction Documents has been duly and validly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms except as the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or (B) general principles of equity and the discretion of the court before which any proceeding therefore may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(e) The Shares have been duly authorized and, when issued upon payment thereof in accordance with this Agreement, will have been validly issued, fully paid and non-assessable.  The Conversion Shares issuable have been duly authorized and validly reserved for issuance, and when issued upon conversion of the Shares in accordance with the terms of the Series B Certificate of Designations, will have been validly issued, fully paid and non-assessable.  The Common Stock of the Company conforms to the description thereof contained in the SEC Documents.  No stockholder of the Company or other Person has any preemptive, co-sale rights, rights of first refusal or any other similar rights with respect to the Warrants, the Shares or the Common Stock.

(f) No consent, approval, order or authorization of, license, registration, qualification, exemption or filing with any court or governmental agency or body or third party is required for the performance of the Transaction Documents by the Company or for the consummation by the Company of the transactions contemplated thereby, or the application of the proceeds of the issuance of the Securities as described in this Agreement, except for such consents, approvals, authorizations, licenses, qualifications, exemptions or orders (i) as have been obtained on or prior to the Closing Date, or (ii) as are not required to be obtained on or prior to the Closing Date that will be obtained when required, including without limitation the filing of one or more Registration Statements and all amendments thereto with the SEC as contemplated by the Investor Rights Agreement.

(g) All consents, approvals and waivers from the holders of the Prior Securities (as defined below), that are required for the performance of the Transaction Documents by the Company or for the consummation by the Company of the transactions contemplated thereby, or the application of the proceeds of the issuance of the Securities as described in this Agreement, has been obtained on or prior to the Closing Date and is set forth in Section 2(g) of the Disclosure Schedule.

(h) The Company is not (i) in violation of its certificate of incorporation or bylaws (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to it or any of its properties or assets, or (iii) in default (nor has any event occurred which with notice or passage of time, or both, would constitute a default) in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which it is a party or to which it is subject.

(i) The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated thereby and the fulfillment of the terms thereof will not (a) violate, conflict with or constitute or result in a breach of or a default under (or an event that, with notice or lapse of time, or both, would constitute a breach of or a default under) any of (i) the terms or provisions of any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which the Company is a party or to which any of its properties or assets are subject, (ii) the certificate of incorporation, the Certificates of Designations or bylaws of the Company (or similar organizational document) or (iii) any statute, judgment, decree, order, rule or regulation of any court or governmental agency or other body applicable to the Company or any of its properties or assets or (b) result in the imposition of any lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Company; with respect to (a)(i), (a)(iii) and (b) only, which violation, conflict, breach, default or lien would, individually or in the aggregate, have a Material Adverse Effect.

(j) The audited financial statements included in the SEC Documents present fairly the financial position, results of operations, cash flows and changes in shareholders’ equity of the Company, at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; the interim un-audited financial statements included in the SEC Documents present fairly the financial position, results of operations and cash flows of the Company, at the dates and for the periods to which they relate subject to year-end audit adjustments and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with the audited financial statements included therein; the selected financial and statistical data included in the SEC Documents present fairly the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein; and each of the auditors previously engaged by the Company or to be engaged in the future by the Company is an independent certified public accountant as required by the Securities Act.  Except as set forth in Section 2(j) of the Disclosure Schedule and the SEC Documents, since the date of the latest interim un-audited balance sheet of the Company included in the SEC Documents, (i) there has been no material change in total liabilities of the Company and (ii) there have been no liabilities incurred outside of the ordinary course of business.  Except as set forth in the SEC Documents, immediately after the Closing Date, the Company will not have any indebtedness, except indebtedness incurred in the ordinary course of business and consistent with past practices.

(k) There is not pending or, to the knowledge of the Company, threatened, any action, suit, proceeding, inquiry or investigation, governmental or otherwise, to which the Company is a party, or to which its properties or assets are subject, before or brought by any court, arbitrator or governmental agency or body, that, if determined adversely to the Company, would, individually or in the aggregate, have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Securities to be sold hereunder or the application of the proceeds therefrom or the other transactions described in the SEC Documents. The Company is not a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body.

(l) Intellectual Property.

(i) General.  Section 2(l)(i) of the Disclosure Schedule sets forth with respect to the Company Intellectual Property Rights: (A) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued and the present status thereof; (B) for each registered trademark, trade name or service mark, the application serial number or registration number for each applicable country, province and/or state and the class of goods covered; (C) for each URL or domain name, the registration date, any renewal date and name of registry; and (D) for each registered copyrighted work, the number and date of registration for each by country, province and/or state in which a copyright application has been registered.  In addition, true and correct copies of all applications filed and registrations (including all pending applications and application related documents) related to the Intellectual Property Rights listed on Section 2(l)(i) of the Disclosure Schedule have been provided or made available to Purchasers.

(ii) Sufficiency.  The Intellectual Property Rights and Technology owned or licensed by the Company constitute all Intellectual Property Rights and Technology necessary for the conduct of the Company’s business as presently conducted, including the design, manufacture, license and sale of all products currently under development or in production.

(iii) Royalties and Licenses.  Except pursuant to the licenses listed in Section 2(l)(iii) of the Disclosure Schedule, the Company has no obligation to compensate or account to any person for the use of any of the Intellectual Property Rights or Technology used by the Company in the conduct of the business.  Section 2(l)(iii) of the Disclosure Schedule sets forth all third party components, whether hardware, firmware or software, that are incorporated in or provided by the Company with its products, or that are otherwise necessary for the manufacture of the Company’s products.   Section 2(l)(iii) of the Disclosure Schedule lists all in-licenses of the Intellectual Property Rights and Technology applicable to the Company’s products, other than standard, off-the-shelf software commercially available on standard terms from third-party vendors.

(iv) Ownership.  The Company (A) owns all right, title and interest in and to the Company Intellectual Property Rights and Company Technology, including the Intellectual Property Rights and Technology listed in Section 2(l)(iv) of the Disclosure Schedule, free and clear of any liens, claims or encumbrances and (B) has a valid and enforceable right or license to use all other Intellectual Property Rights and Technology used in the conduct of the business, and all such licensed Intellectual Property Rights and rights to use Technology will not cease to be valid and enforceable rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.  Without limiting the foregoing, the Company Intellectual Property Rights and Company Technology have been: (1) developed by employees of the Company within the scope of their employment and who have assigned their rights to the Company pursuant to enforceable written agreements; (2) developed by independent contractors or agents who have assigned their rights to the Company pursuant to enforceable written agreements or (3) otherwise acquired by the Company from a third party who has assigned all the Intellectual Property Rights and ownership of all Technology it has developed on the Company’s behalf to the Company.

(v) Absence of Claims; Non-infringement.  No claim or legal proceeding has been instituted or is pending against the Company, or, to the knowledge of the Company, is threatened, that challenges the right of the Company with respect to the use or ownership of the Company Intellectual Property Rights or Company Technology.  Without limiting the foregoing, no interference, opposition, reissue, reexamination, legal proceeding or other proceeding is or has been pending or, to the best of the Company’s knowledge, threatened, in which the scope, validity or enforceability of any of the Company Intellectual Property Rights is being, has been or could reasonably be expected to be contested or challenged.  The Company’s past and present use of the Company Intellectual Property Rights or Company Technology does not infringe upon, misappropriate, breach or otherwise conflict with the rights of any other Person anywhere in the world.  The Company has not received any notice alleging, and otherwise has no knowledge of (A) the invalidity of, or any limitation on the Company’s right to use, any of the Company Intellectual Property Rights or Company Technology or of (B) the alleged infringement, misappropriation or breach of any Intellectual Property Rights of others by the Company.  The Company Intellectual Property Rights and Company Technology are not subject to any judgment, decree, order, writ, award, injunction or determination of an arbitrator, court or other governmental authority affecting the rights of the Company with respect thereto.  To the knowledge of the Company, no person has interfered with, infringed upon or misappropriated any of the Company Intellectual Property Rights, or is currently doing so.

(vi) Licenses to Third Parties.  Section 2(l)(vi) of the Disclosure Schedule lists all of the contracts pursuant to which any person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property Rights or Company Technology.  The Company is not bound by, and no Company Intellectual Property Rights are subject to, any contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any of its Intellectual Property Rights anywhere in the world.  Without limiting the foregoing, the Company has not granted any exclusive licenses to the Company Intellectual Property Rights or Company Technology.

(vii) Protection of Intellectual Property Rights.  All of the registrations and pending applications to governmental or regulatory bodies with respect to the Company Intellectual Property Rights have been timely and duly filed, prosecution for such applications has been attended to, all maintenance and related fees have been paid and the Company has taken all other actions required to maintain their validity and effectiveness.  The Company has taken all steps reasonably necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers) to safeguard the Company Intellectual Property Rights and maintain the secrecy and confidentiality of trade secrets that are material to the Company.  Without limiting the foregoing, (A) there has been no misappropriation of any trade secrets or other confidential Intellectual Property Rights or Technology used in connection with the business by any person; (B) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the business and (C) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Company Intellectual Property Rights and Company Technology.

(viii) Funding; Certification with Standards Bodies. Except as set forth in Section 2(l)(viii) of the Disclosure Schedule, no funding, facilities or personnel of any governmental entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Company Intellectual Property Rights or Company Technology.   The Company has not made any submission or suggestion to, or otherwise participated in, and is not subject to any agreement with, government, any standards bodies or other entities that could obligate the Company to grant licenses to or otherwise impair its control of Company Intellectual Property Rights.

(ix) “Intellectual Property Rights” means all (A) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications; (B) United States and foreign trademarks, service marks, trade dress, logos, 800 numbers, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof; (C) United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof; (D) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (E) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material or other similar information); (F) URL and domain name registrations; (G) inventions (whether or not patentable) and improvements thereto; (H) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing and (I) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

(x) “Technology” means tangible embodiments of the Intellectual Property Rights, whether in electronic, written or other media, including software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, databases, lab notebooks, processes, prototypes, samples, studies or other know-how and other works of authorship.

(m) The Company possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities (including, but not limited to, those that may be required by the U.S. Food and Drug Administration (the “FDA”)), all self-regulatory organizations and all courts and other tribunals presently required or necessary to own or lease, as the case may be, and to operate its properties and to carry on its business as now or proposed to be conducted as set forth in the SEC Documents (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect.   Each of such Permits is in full force and effect, and the Company has not received any notice of any proceeding relating to revocation or modification of any such Permit, except where such revocation or modification would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(n) The Company holds and is operating in compliance with such exceptions, permits, licenses, franchises, authorizations and clearances of the FDA and/or any committee thereof required, for the conduct of its business as currently conducted (collectively, the “FDA Permits”), and all such FDA Permits are in full force and effect.  The Company has fulfilled and performed all of its obligations with respect to the FDA Permits, and, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any FDA Permit.

(o) The Company: (i) is and at all times has been in material compliance with all statutes, rules, regulations, or guidance applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product under development, manufactured or distributed by the Company (“Applicable Laws”); (ii) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”); (iii) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in violation of any Applicable Laws or Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (iv) has not received notice that the FDA or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority is considering such action; (v) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (vi) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Company’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

(p) (i) The Company is not in material violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), natural resources or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or by-products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials (collectively, “Environmental Laws”), including, without limitation, to the best of the Company’s knowledge, the handling, transport, and disposal of the by-product generated by the Company’s recycling operations, (ii) the Company has all permits, authorizations and approvals required under any applicable Environmental Laws for the operation of its business and facilities (“Environmental Permits”) and is in material compliance with their requirements, (iii) no material expenditures will be required to maintain compliance with applicable Environmental Laws or Environmental Permits; (iv) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company and (v) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company relating to Hazardous Materials or Environmental Laws, including, without limitation, the Company’s leasing of facilities located at the Riverbank Army Ammunition Plant Superfund site (EPA ID# CA7210020759).

(q) Subsequent to the respective dates as of which information is given in the SEC Documents, (i) the Company has not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business or (ii) the Company has not purchased any of its outstanding capital stock, or declared, paid or otherwise made any dividend or distribution of any kind on any of its capital stock or otherwise, (iii) there has not been any material increase in the indebtedness of the Company, (iv) there has not occurred any event or condition, individually or in the aggregate, that has had a Material Adverse Effect, (v) the Company has not sustained any material loss or interference with respect to its business or properties from fire, flood, hurricane, earthquake, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding; (vi) the Company has not received any notice from the SEC in connection with any investigation or action by the SEC that seeks to, or could reasonably be expected to result in, the restatement by the Company of any of its current or previously disclosed financial statements; (vii) there has not been any material change in compensation agreement or arrangement with any executive officer or director of the Company; (viii) there has not been any loan or guarantees made by the Company to or for the benefit of its employees, officer or directors or any members of their immediate families, other than travel advances and other advances made in the ordinary course of business and consistent with past practice; and (ix) the Company has not altered its method of accounting or changed its auditors.  The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact, which would reasonably lead a creditor to do so.  Based on the financial condition of the Company as of the Closing Date, after giving effect to transactions contemplated hereby to occur on the Closing Date, the Company reasonably expects to have sufficient cash on hand to pay all of its currently foreseeable expenses for at least the next four months.

(r) There are no material legal or governmental proceedings nor are there any material contracts or other documents required by the Securities Act to be described in a prospectus that are not described in the SEC Documents.  The Company is not in default under any of the contracts described in the SEC Documents, has not received a notice or claim of any such default and does not have knowledge of any breach of such contracts by the other party or parties thereto, except for such defaults or breaches as would not, individually or in the aggregate, have a Material Adverse Effect.

(s) The Company has good and marketable title to all real property described in the SEC Documents as being owned by it and good and marketable title to the leasehold estate in the real property described therein as being leased by it, free and clear of all liens, charges, encumbrances or restrictions, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.  All material leases, contracts and agreements to which the Company is a party or by which it is bound are valid and enforceable against the Company, are, to the knowledge of the Company, valid and enforceable against the other party or parties thereto and are in full force and effect.

(t) Except as set forth in Section 2(t) of the Disclosure Schedule, the Company has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all taxes shown as due thereon; and other than tax deficiencies which the Company is contesting in good faith and for which adequate reserves have been provided in accordance with generally accepted accounting  principles, there is no material tax deficiency that has been asserted against the Company.

(u) The Company is not, and immediately after the Closing Date will not be, required to register as an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(v) None of the Company or, to the knowledge of the Company, any of its directors, officers, employees, agents or controlling persons, has taken, directly or indirectly, any action designed, or that might reasonably be expected, to cause or result in the stabilization or manipulation of the price of the Common Stock.

(w) None of the Company or any of its Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) directly, or through any agent, engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Securities or engaged in any other conduct that would cause such offering to be constitute a public offering within the meaning of Section 4(2) of the Securities Act.  Assuming the accuracy of the representations and warranties of the Purchasers in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated by this Agreement to register any of the Securities under the Securities Act.

(x) The transactions involving (i) the securities transactions described in the Company’s most recently filed annual report on Form 10-KSB and (ii) the Prior Securities of the Company, including the recapitalization, conversion and exchange, as the case may be, of such Prior Securities as contemplated in the Transaction Documents, were consummated in compliance with applicable federal and state securities laws.

(y) There is no strike, labor dispute, slowdown or work stoppage with the employees of the Company which is pending or, to the knowledge of the Company, threatened.

(z) The Company maintains insurance underwritten by insurers of recognized financial responsibility covering its properties, operations, personnel and businesses comparable to other companies of its size and similar business, including, without limitation, appropriate general business, environmental and directors’ and officers’ liability insurance.  All such insurance is in full force and effect.

(aa) The Company maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its material assets is permitted only in accordance with management’s authorization and (D) the values and amounts reported for its material assets are compared with its existing assets at reasonable intervals.

(bb) Except as disclosed in the SEC Documents, the Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

(cc) Except as set forth in Section 2(cc) of the Disclosure Schedule, no Person has or will have a claim for services, either in the nature of a finder’s fee or financial advisory fee, with respect to the offering of the Shares and the transactions contemplated by the Transaction Documents.

(dd) The Common Stock is traded on the National Association of Securities Dealers OTC Bulletin Board (the “OTC Bulletin Board”).  Except as set forth in Section 2(dd) of the Disclosure Schedule, the Company currently is not in violation of, and the consummation of the transactions contemplated by the Transaction Documents will not violate, any rule of the OTC Bulletin Board.

(ee) The Company is eligible to use Form S-1 for the resale of the Conversion Shares by Purchasers or their transferees.  The Company has no reason to believe that it is not capable of satisfying the registration or qualification requirements (or an exemption therefrom) necessary to permit the resale of the Conversion Shares under the securities or “blue sky” laws of any jurisdiction within the United States.

(ff) None of the Company, any of its affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including without limitation, under the rules and regulations of the OTC Bulletin Board.

(gg) The Company and its Board of Directors have taken all necessary action, if any, to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is applicable to any of the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Company’s issuance of the Shares and the Purchasers’ ownership of the Shares.

(hh) The Company has described in, or filed as an exhibit to, the SEC Documents filed prior to the date of this Agreement all of the following types of documents, agreements, plans or arrangements that are required by federal securities laws to be described in, or filed as an exhibit to, the SEC Documents:  employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements (including all “employee pension benefit plans” as defined in Section 3(2) of ERISA, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements in effect by the Company) (the “ERISA Documents”).  Except for any compliance failures that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, (a) the Company is in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents; and (b) each such ERISA Document is in compliance in all material respects with all applicable requirements of ERISA.  To the Company’s knowledge, none of the Company’s employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her employment obligations to the Company or that would conflict with the Company’s business as now conducted or proposed to be conducted, except for such contracts and other agreements, judgments, decrees and orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Except as disclosed in the SEC Documents or in Section 2(ii) of the Disclosure Schedule, no transaction has occurred: (A) between or among the Company and any of its officers or directors, stockholders or any affiliate of any such officer or director or stockholder; and (B) to the Company’s knowledge, between or among any stockholders of the Company.

3. Purchase, Sale and Delivery of the Shares.

(a) On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Purchasers, and Purchasers agree to purchase from the Company shares of Series B-1 Stock on the Initial Closing Date, at a per share purchase price of $0.020, as more specifically set forth on Schedule I attached hereto.

(b) One or more certificates in definitive form for the Shares that the Purchasers have agreed to purchase shall be delivered by or on behalf of the Company, against delivery by or on behalf of each of the Purchasers, of the aggregate purchase price of the securities to be tendered pursuant to Section 3(a) above.  Payment of the purchase price for the Shares may be made by check payable to the Company, by cancellation of indebtedness, by wire transfer of immediately available funds made pursuant to the Company’s instructions, or any combination of the foregoing.  In the event that payment by a Purchaser is made, in whole or in part, by cancellation or conversion of indebtedness, then such Purchaser shall surrender to the Company for cancellation or conversion at the Initial Closing any evidence of such indebtedness, or shall execute an instrument of cancellation or conversion in form and substance acceptable to the Company.  Such delivery of and payment for the Shares shall be made at the offices of Latham &Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, at not later than 5:00 p.m. (PDT) on June 4, 2008 (the “Closing”), or at such date as the Purchasers and the Company may agree upon, such time and date of delivery against payment being herein referred to as the “Initial Closing Date.”  References herein to the “Closing Date” shall mean the Initial Closing Date or the Second Closing Date (as defined below), as applicable.

(c) On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to funds associated with Trident Capital, Inc. (such funds being collectively referred to as “Trident Capital”) and Hutton Living Trust, dated 12-10-96 (“Hutton”), and Trident Capital and Hutton (the “Subsequent Purchasers”) have the option, at their sole discretion, to purchase from the Company at any time on or prior to September 30, 2008 (the “Second Closing Date”) or at such other date as the Purchasers and the Company may agree upon, up to (in the sole discretion of Trident Capital and Hutton) an aggregate of 120,000,000 Shares and 20,000,000 Shares, respectively, of Series B-2 Stock at a price of $0.025 per Share (the “Second Purchase Price Per Share”); provided, however, that if the Company has not installed its new CO2 cleansing equipment and demonstrated functionality reasonably satisfactory to the Subsequent Purchasers by September 1, 2008, the Second Closing Date shall be extended until the earlier of (i) 30 days after the Company notifies the Subsequent Purchasers that such metric has been achieved and the same is confirmed by the Subsequent Purchasers and (ii) December 31, 2008; and provided, further, that if the Subsequent Purchasers elect to consummate the transactions contemplated to occur on the Second Closing Date, all of the following conditions shall have been met as of the Second Closing Date as further conditions to the obligations of the Subsequent Purchasers to consummate the transactions contemplated to close at the Second Closing:  (i) no Event of Default (as defined below) shall have occurred and remain uncured, (ii) there shall have been no breach by the Company of any covenant under this Agreement, (iii) the Subsequent Purchasers shall have received certificates, dated as of the Second Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect of Sections 5(a) and 5(b) hereof, (iv) the Company shall be current in all of its public filings, (v) the Subsequent Purchasers shall have received an opinion from the Company’s counsel with respect to the authorization of the securities to be issued to the Subsequent Purchasers and other customary matters, and (vi) the Company shall not, after the date of this Agreement but prior to the Second Closing Date, have consummated or entered into any agreement to effect a transaction that would be regarded as a liquidation, dissolution or winding up of the affairs of the Company under the Certificates of Designations.

(d) One or more certificates in definitive form for the Shares that the Subsequent Purchasers have agreed to purchase pursuant to Section 3(c) above, shall be delivered by or on behalf of the Company, against delivery by or on behalf of each of the Subsequent Purchasers of the Second Purchase Price Per Share by wire transfer of immediately available funds to the account of the Company previously designated by it in writing.  Such delivery of and payment for the Shares shall be made at the offices of Latham &Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, at not later than 5:00 p.m. (PDT) on the Second Closing Date.

4. Certain Covenants of the Company.  The Company covenants and agrees with each Purchaser as follows:

(a) The proceeds of the issuance of the Securities as described in this Agreement shall be used to purchase new equipment for the Company’s continuous flow CO2 cleansing process and Pla.to pre-cleaning systems (estimated at $1,500,000), reduce trade payables (estimated at $1,000,000 to $1,200,000), repay one short term note of $315,000 with no attached warrants and fund operations to expected cash flow positive in August 2008, with the remainder of the proceeds to be available for growth initiatives approved by the Board of Directors.

(b) None of the Company or any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(c) The Company will not become, at any time prior to the expiration of three years after the Closing Date, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under the Investment Company Act.

(d) None of the proceeds of the Series B Stock will be used to reduce or retire any insider note or convertible debt held by an officer or director of the Company, except to the extent any such notes or debt are being cancelled as consideration for purchase of Shares by a Purchaser hereunder.

(e) Subject to Section 10 of this Agreement, the Conversion Shares will be traded on the OTC Bulletin Board, or such market on which the Company’s shares are subsequently listed or traded, immediately following the later of (i) their issuance or (ii) declaration of effectiveness of the Registration Statement by the SEC.

(f) The Company will use its best efforts to do and perform all things required to be done and performed by it under this Agreement and the other Transaction Documents and to satisfy all conditions precedent on its part to the obligations of the Purchasers to purchase and accept delivery of the Securities.

(g) For so long as any shares of Series B Stock are outstanding, the Company shall not issue any debt or equity securities with rights or preferences superior to those of the Series B Stock with respect to the distribution of assets on any liquidation, dissolution or winding up of the Company, without the consent of a majority of the then outstanding shares of Series B Stock.

(h) On the Initial Closing Date, the Company agrees to issue to each of Hutton and Buzby-Vasan 1997 Trust in connection with their appointment to the Company’s Board of Directors, a warrant, substantially in the form attached hereto as Exhibit D, exercisable for 10,912,964 shares of Common Stock, at an exercise price of $0.020 per share (the “Initial Warrants”).  Promptly following the Second Closing Date, the Company agrees to issue additional warrants (the “Second Closing Warrants” and, together with the Initial Warrants, the “Warrants”) exercisable for a number of shares of Common Stock such that together with the Initial Warrants, Hutton and Buzby-Vasan 1997 Trust would each hold pursuant to such warrants (and exclusive of any shares of Preferred Stock held), 1% of the Company’s Fully Diluted Capitalization (calculated assuming no further issuances between the Initial Closing Date and the Second Closing Date), at an exercise price of $0.025 per share.  “Fully Diluted Capitalization” shall mean all outstanding shares of capital stock, and assuming the conversion of all outstanding warrants, options, notes and other convertible securities.

(i) The Company shall use its reasonable best efforts to obtain and keep directors’ and officers’ liability insurance in an amount reasonably acceptable to the Lead Investors.

(j) At the request of holders of a majority of the then outstanding shares of Series B Stock and Common Stock issued upon conversion thereof (voting together on an as-converted into Common Stock basis), the Company shall use commercially reasonable efforts to list (as soon as practicable following such request) the Company’s Common Stock (including Common Stock issued or issuable upon conversion of Series B Stock) on the Nasdaq National Market, provided that the Company has met, or is in a position to meet, applicable listing requirements.

(k) Within 45 calendar days of the Initial Closing Date, the Company’s certificate of incorporation and the Series B Certificate of Designations and shall have been amended to authorize an additional 130,000,000 shares of Preferred Stock, of which at least 129,083,453 shares shall be designated Series B-2 Stock, or such amounts as may be necessary to allow for the full amount of the shares to be issued on the Second Closing Date. The Company agrees to take all such actions as may be necessary to effect the foregoing amendment, including without limitation obtaining all necessary stockholder approvals and other consents.

5. Conditions of the Purchasers’ Obligations.  The obligation of each Purchaser to purchase and pay for the Securities at each Closing Date is subject to the following conditions unless waived in writing by the Purchaser:

(a) The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date. The Company shall have complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

(b) None of the issuance and sale of the Securities pursuant to this Agreement or any of the transactions contemplated by any of the other Transaction Documents shall be enjoined (temporarily or permanently) and no restraining order or other injunctive order shall have been issued in respect thereof; and there shall not have been any legal action, order, decree or other administrative proceeding instituted or, to the Company’s knowledge, threatened against the Company or against any Purchaser relating to the issuance of the Securities or any Purchaser’s activities in connection therewith or any other transactions contemplated by this Agreement, the other Transaction Documents or the SEC Documents.

(c) The Purchasers shall have received certificates, dated the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of the Company, to the effect of Sections 5(a) and (b).

(d) The Purchasers shall have received an opinion of legal counsel to the Company, with respect to the authorization of the Shares and other customary matters in the form attached hereto as Exhibit C.

(e) The $5,338,000 in principal amount of outstanding promissory notes advanced to the Company from July 2007 to February 2008, together with accrued interest (the “Earlier Notes”), shall have been tendered, pursuant to that certain Securities Subscription Agreement dated as of June 4, 2008 by and among the Company and holders of Series A Preferred Stock, in exchange for shares of Series A Preferred Stock having such rights, preferences and privileges as set forth in the Certificate of Designations of Series A Preferred Stock as filed with the Secretary of State of the State of Delaware (the “Series A Certificate of Designations” and, together with the Series B Certificate of Designations, the “Certificates of Designations”) in the form attached hereto as Exhibit A-2, as more specifically set forth in Schedule II.  All holders surrendering Earlier Notes shall have waived any anti-dilution, participation and other rights such holders may have, if any, in connection with the transactions contemplated hereby.

(f) The holders of rights to receive $1,200,000 of shares of Series A Preferred Stock of the Company pursuant to subscription agreements entered into in April 2008 and May 2008 (the “Old Series A Stock”), as more specifically set forth in Schedule I, shall have waived all rights to receive such Old Series A Stock, in exchange for 60,000,000 Shares of Series B-1 Stock pursuant to this Agreement.  All Purchasers surrendering rights to Old Series A Stock shall have waived any anti-dilution, participation and other rights such Purchasers may have, if any, in connection with the transactions contemplated hereby.

(g) The holders of $800,000 in principal amount of promissory notes issued in February 2008 and March 2008, together with any associated warrants (the “Recent Notes and Warrants” and, together with the Earlier Notes, the Old Series A Stock and any warrants issued in connection therewith, the “Prior Securities”), as more specifically set forth in Schedule I, shall have tendered such notes and warrants representing the Recent Notes and Warrants in exchange for 40,000,000 Shares of Series B-1 Stock pursuant to this Agreement.  All  Purchasers surrendering Recent Notes and Warrants shall have waived any anti-dilution, participation and other rights such Purchaser may have in connection with the transactions contemplated hereby.

(h) The holders of $1,200,000 in principal amount of promissory notes entered into in May 2008 (the “Recent Promissory Notes”), as more specifically set forth in Schedule I, shall have tendered such promissory notes in exchange for 60,385,275 Shares of Series B-1 Stock pursuant to this Agreement.

(i) The Series A Certificate of Designations and the Series B Certificate of Designations shall have been duly filed with the Secretary of State of the State of Delaware.  Prior to the Second Closing Date, the Company’s certificate of incorporation and the Series B Certificate of Designations shall have been amended to authorize and designate additional shares of Series B Stock in an amount sufficient to allow for the full amount of the Series B Stock contemplated to be issued on the Second Closing Date under Section 3(c) hereof ..

(j) As further described in the Investor Rights Agreement, David Buzby, Tom Hutton and a representative of Trident Capital (the “Investor Designees”) shall be elected to the Board of Directors of the Company, with Tom Hutton as Chairman of the Board of Directors.  Three existing members of the Board of Directors shall have resigned from the Board of Directors, leaving four prior members and the Investor Designees on the Board of Directors.  Each Investor Designee shall be entitled to serve on any committee of the Board of Directors, subject to compliance with applicable securities laws and the rules and regulations of the applicable exchange on which the Company’s common stock are then quoted or traded.  Each Investor Designee shall execute a director indemnification agreement upon election to the Board of Directors.

(k) As further described in the Investor Rights Agreement, the Company shall have agreed that one of the four prior members of the Board of Directors shall resign at such time as requested by holders of a majority of the outstanding shares of Series B Stock to permit election of a new seventh member of the Board of Directors approved by a majority of the remainder of the Board of Directors.

(l) The Lead Investors shall be satisfied, in their sole discretion, with the results of their due diligence investigation with respect to the Company.

(m) The Company shall have received all necessary governmental and third party consents and approvals.

(n) The Company shall have received full subscription of at least $5,500,000 of Series B-1 Stock to be issued at the Initial Closing pursuant to this Agreement.

(o) The Company shall have complied with all applicable securities laws.

(p) The Company shall have amended its certificate of incorporation and bylaws as necessary to give effect to the provisions set forth herein or in the Transaction Documents.

(q) The Company shall have executed and delivered to the Purchasers the Investor Rights Agreement.

(r) The Company shall have furnished to the Lead Investors a certificate from the transfer agent of the Securities, certifying as to the outstanding securities of the Company.

(s) On or prior to the Closing Date, the Company shall have furnished to the Lead Investors such additional information, certificates and documents as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained, or otherwise in connection with the transaction contemplated hereby; and all opinions and certificates mentioned above or elsewhere in this Agreement shall be reasonably satisfactory in form and substance to the Lead Investors.

6. Representations and Warranties of the Purchasers.

(a) Each Purchaser represents and warrants to the Company that the Securities to be acquired by it hereunder (including the Conversion Shares that it may acquire upon conversion thereof) are being acquired for its own account for investment and with no present intention of distributing or reselling such Securities (including the Conversion Shares that it may acquire upon conversion thereof) or any part thereof or interest therein in any transaction which would be in violation of the securities laws of the United States of America or any State.  Nothing in this Agreement, however, shall prejudice or otherwise limit a Purchaser’s right to sell or otherwise dispose of all or any part of such Conversion Shares under an effective registration statement under the Securities Act and in compliance with applicable state securities laws or under an exemption from such registration.

(b) Each Purchaser understands that the Securities (including the Conversion Shares that it may acquire upon conversion thereof) have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred except (a) pursuant to an exemption from registration under the Securities Act (and, if requested by the Company, based upon an opinion of counsel acceptable to the Company) or pursuant to an effective registration statement under the Securities Act and (b) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Each Purchaser agrees to the imprinting, so long as appropriate, of the following legend on the Securities (including the Conversion Shares that it may acquire upon conversion thereof):

The shares of stock evidenced by this certificate have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered, sold, pledged or otherwise transferred (“transferred”) in the absence of such registration or an applicable exemption therefrom. In the absence of such registration, such shares may not be transferred unless, if the Company requests, the Company has received a written opinion from counsel in form and substance satisfactory to the Company stating that such transfer is being made in compliance with all applicable federal and state securities laws.

Further with regard to the Series B Stock, the following legend shall be included:

Additional restrictions on transfer pursuant to agreements exist and are available upon request from the Company.

The legend set forth above may be removed if and when the Conversion Shares are disposed of pursuant to an effective registration statement under the Securities Act or, in the opinion of counsel to the Company experienced in the area of United States Federal securities laws, such legends are no longer required under applicable requirements of the Securities Act.  The Shares and the Conversion Shares shall also bear any other legends required by applicable Federal or state securities laws, which legends may be removed when in the opinion of counsel to the Company experienced in the applicable securities laws, the same are no longer required under the applicable requirements of such securities laws.  The Company agrees that it will provide each Purchaser, upon request, with a substitute certificate, not bearing such legend at such time as such legend is no longer applicable.  Each Purchaser agrees that, in connection with any transfer of the Conversion Shares by it pursuant to an effective registration statement under the Securities Act, it will comply with all prospectus delivery requirements of the Securities Act.

(c) Each Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.  None of the Purchasers learned of the opportunity to acquire Shares or any other security issuable by the Company through any form of general advertising or public solicitation.

(d) Each Purchaser represents and warrants to the Company that it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, having been represented by counsel, and has so evaluated the merits and risks of such investment and is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

(e) Each Purchaser represents and warrants to the Company that (i) the purchase of the Securities to be purchased by it has been duly and properly authorized and this Agreement has been duly executed and delivered by it or on its behalf and constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; (ii) the purchase of the Securities to be purchased by it does not conflict with or violate its charter, by-laws or any law, regulation or court order applicable to it; and (iii) the purchase of the Securities to be purchased by it does not impose any penalty or other onerous condition on the Purchaser under or pursuant to any applicable law or governmental regulation.

(f) Each Purchaser represents and warrants to the Company that neither it nor any of its directors, officers, employees, agents, partners, members, or controlling persons has taken, or will take, directly or indirectly, any actions designed, or that might reasonably be expected to cause or result in, the destabilization or manipulation of the price of the Common Stock.

(g) Each Purchaser acknowledges it or its representatives have reviewed the SEC Documents and further acknowledges that it or its representatives have been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Company’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Securities; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in the SEC Documents.

(h) Each Purchaser represents and warrants to the Company that it has based its investment decision solely upon the information contained in the SEC Documents and such other information as may have been provided to it or its representatives by the Company in response to its inquiries, and has not based its investment decision on any research or other report regarding the Company prepared by any third party (“Third Party Reports”).  Each Purchaser understands and acknowledges that (i) the Company does not endorse any Third Party Reports and (ii) its actual results may differ materially from those projected in any Third Party Report.

(i) Each Purchaser understands and acknowledges that (i) any forward-looking information included in the SEC Documents is subject to risks and uncertainties, including those risks and uncertainties set forth in the SEC Documents; and (ii) the Company’s actual results may differ materially from those projected by the Company or its management in such forward-looking information.

(j) Each Purchaser understands and acknowledges that (i) the Securities are offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and that the Company and its counsel will rely upon, the accuracy and truthfulness of the foregoing representations and Purchaser hereby consents to such reliance.

(k) None of the Purchasers is a broker or dealer registered pursuant to Section 15 of the Exchange Act (a “registered broker-dealer”) or is affiliated with a registered broker-dealer.  None of the Purchasers is party to any agreement for distribution of any of the Securities.

(l) Each Purchaser agrees to the terms and conditions of that certain Amendment Four to the Patent License Agreement by and between Honeywell Federal Manufacturing & Technologies, LLC and the Company (f/k/a Itec Environmental Group) dated as of November 3, 2006.

7. Covenants of Purchasers. Purchasers, on behalf of themselves and their affiliates and the permitted assignee of any Conversion Shares, hereby covenant and agree not to, directly or indirectly, offer to “short sell”, contract to “short sell” or otherwise “short sell” any securities of the Company prior to the Closing Date, including, without limitation, shares of Common Stock that will be received as a result of the conversion of the Series B Stock.

8. Indemnification.  The Company agrees to indemnify and hold harmless each of Tom Hutton, David Buzby, Hutton and Trident Capital (the “Lead Investors”), any affiliates of the Lead Investors, and each Person, if any, who controls, is controlled by or under common control with any Lead Investor within the meaning of the Securities Act (each, an “Indemnified Party”), against any losses, claims, actions, damages, liabilities or expenses (collectively, “Losses”), joint or several, to which such Indemnified Party may become subject under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such Losses (or actions in respect thereof as contemplated below) arise out of or are based in whole or in part on any inaccuracy in the representations and warranties of the Company contained in this Agreement or any failure of the Company to perform its obligations hereunder, and will reimburse each Indemnified Party for any legal and other expenses reasonably incurred as such expenses are incurred by such Indemnified Party in connection with investigating, defending, settling, compromising or paying any such Loss; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon the inaccuracy of any representations made by such Indemnified Party herein.

9. Termination.

(a) This Agreement may be terminated by the Lead Investors by notice to the Company given in the event that (i) the Company shall have failed, refused or been unable to satisfy all material conditions on its part to be performed or satisfied hereunder on or prior to the Closing Date or (ii) if after the date of this Agreement but prior to the Closing Date, trading in securities of the Company on the OTC Bulletin Board shall have been suspended and the Company ceases to be publicly traded.

(b) This Agreement may be terminated by mutual written consent of the Company and the Lead Investors.

10. Registration.  As further described in the Investor Rights Agreement, the Company shall prepare and file with the SEC, upon receipt of a Demand Notice (as defined in the Investor Rights Agreement), on or after the date that is 90 days after the date of this Agreement, one or more registration statements as further described in the Investor Rights Agreement (the “Registration Statements”) to enable the resale of the Conversion Shares, together with any shares of capital stock issued or issuable, from time to time, upon any reclassification, share combination, share subdivision, stock split, share dividend or similar transaction or event or otherwise as a distribution on, in exchange for or with respect to any of the foregoing, in each case held at the relevant time by a Purchaser.

11. Event of Default.  An “Event of Default” means the Company’s failure to:  (i) file the Registration Statement with the SEC on or prior to the Filing Deadline, (ii) maintain trading of the Company’s Common Stock on the OTC Bulletin Board or other publicly traded market, or (iii) deliver to Purchasers, or Purchasers’ broker, as directed, Common Stock that Purchasers have converted within three (3) business days of such conversions.

12. Notices.  All communications hereunder shall be in writing and shall be hand delivered, mailed by first-class mail, couriered by next-day air courier or by facsimile and confirmed in writing (i) if to the Company, at the addresses set forth below, or (ii) if to a Purchaser, to the address set forth for such party on the signature pages hereto, with a copy to Latham &Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, Attention: Patrick Pohlen, Esq.

If to the Company:

ECO2 Plastics, Inc.
680 Second Street, Suite 200
San Francisco, California 94107

Attention:  Chief Executive Officer
Telephone: 415-829-6000
Facsimile:  415-829-6001

with a copy to:

The Otto Law Group, PLLC
601 Union Street, Suite 4500
Seattle, Washington 98101
Attn:  David Otto
Telephone:  206-838-9731
Facsimile:  206-262-9513

All such notices and communications shall be deemed to have been duly given:  (i) when delivered by hand, if personally delivered; (ii) five business days after being deposited in the mail, postage prepaid, if mailed certified mail, return receipt requested; (iii) one business day after being timely delivered to a next-day air courier guaranteeing overnight delivery; (iv) the date of transmission if sent via facsimile to the facsimile number as set forth in this Section or the signature page hereof prior to 5:00 pm in the time zone of the recipient on a business day, with confirmation of successful transmission or (v) the business day following the date of transmission if sent via facsimile at a facsimile number set forth in this Section or on the signature page hereof after 5:00 p.m. in the time zone of the recipient or on a date that is not a business day.  Change of a party’s address or facsimile number may be designated hereunder by giving notice to all of the other parties hereto in accordance with this Section.

13. Survival Clause.  The respective representations, warranties, agreements and covenants of the Company and the Purchasers set forth in this Agreement shall survive until the first anniversary of the Closing.

14. Fees and Expenses.  Concurrently with the execution of this Agreement, the Company shall pay, by wire transfer of immediately available funds to an account or accounts designated by Latham & Watkins LLP, $215,000 for Purchasers’ legal and other transaction expenses incurred in connection with the preparation and negotiation of the Transaction Documents.

15. Enforcement.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Certificates of Designations, the prevailing party or parties shall be entitled to receive from the other party or parties reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which the prevailing party or parties may be entitled.

16. Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Purchasers and the Company and their respective successors and legal representatives.  Neither the Company nor any Purchaser may assign this Agreement or any rights or obligation hereunder without the prior written consent of the other party.

17. Amendment and Waiver.

(a) Except as otherwise expressly provided herein, this Agreement may be amended or modified only upon the written consent of (i) the Company and (ii) the holders of at least a majority of the then outstanding shares of Series B Stock, voting together as a single class on an as-converted basis and including any Common Stock issued upon conversion thereof; provided, however, that no amendment of this Agreement shall materially and adversely affect the rights of a Purchaser in a manner that materially and disproportionately discriminates against such Purchaser in relation to the other Purchasers without such Purchaser's written consent.

(b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Purchasers under this Agreement may be waived only with the written consent of (i) the Company and (ii) the holders of at least a majority of the then outstanding shares of Series B Stock voting together as a single class on an as-converted basis and including any Common Stock issued upon conversion thereof; provided, however, that no waiver of this Agreement shall materially and adversely affect the rights of a Purchaser in a manner that materially and disproportionately discriminates against such Purchaser in relation to the other Purchasers without such Purchaser’s written consent.

(c) For the purposes of determining the number of Purchasers entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

18. Entire Agreement; No Third Party Beneficiary.  This Agreement, together with the other Transaction Documents, constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof and thereof.  Disclosure by the Company in any Schedule to this Agreement shall be deemed applicable to all applicable provisions hereof.  This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder, except as provided in Section 8 hereof.

19. Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

20. APPLICABLE LAW.  THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO PROVISIONS RELATING TO CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT ONLY IN STATE OR FEDERAL COURTS LOCATED IN THE CITY OF SAN FRANCISCO, CALIFORNIA AND HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR SUCH PURPOSE.

21. Waiver of Conflicts.  Each party to this Agreement acknowledges that Latham & Watkins LLP (L&W), counsel for Thompson Hutton LLC and Trident Capital, has in the past performed and is or may now or in the future perform legal services for one or more of the Purchasers or their affiliates in matters unrelated to the transactions described in this Agreement (the “Financing”), including the representation of such Purchasers or their affiliates in matters of a similar nature to the Financing and other matters.  The applicable rules of professional conduct require that L&W inform the parties hereunder of this representation and obtain their consent.  L&W has served as counsel to Thompson Hutton LLC and Trident Capital and has negotiated the terms of the Financing solely on behalf of Thompson Hutton LLC and Trident Capital.  It is the belief of L&W that these terms and conditions represent an arm’s length transaction between the Company and the Purchasers.  Each of the Purchasers has had the opportunity to be represented by independent legal counsel regarding the terms of the Financing.  Accordingly, each party to this Agreement hereby (i) acknowledges that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (ii) acknowledges that with respect to the Financing, L&W has represented solely Thompson Hutton LLC and Trident Capital, and not any other Purchaser or any stockholder, director or employee of any Purchaser; and (iii) gives its informed consent to L&W’s representation of Thompson Hutton LLC and Trident Capital and their respective affiliates in such unrelated matters and to L&W’s representation of Thompson Hutton LLC and Trident Capital in connection with the Financing.

22. Tender of Prior Securities; Release of Claims.

(a) With respect to the Prior Securities and any other Rights (as defined below) which are being tendered, cancelled, converted, terminated, released and/or relinquished by certain Purchasers as partial or whole consideration for the issuance of the Shares and the other transactions contemplated by this Agreement, the Purchasers hereby agree and covenant to surrender and relinquish such Prior Securities and Rights to the Company. Each Purchaser acknowledges and agrees that when the Series B-1 Preferred Stock is issued and sold by the Company to the Purchasers pursuant to the terms of this Agreement, such Prior Securities and Rights shall be deemed cancelled and terminated and shall have no further value, force or effect; and rights evidenced by the Prior Securities and the Rights shall be forever extinguished, regardless of whether the actual original documents evidencing the Prior Securities or Rights are surrendered to the Company.  The “Rights” shall include, without limitation, any rights of a Purchaser pursuant to any subscription, warrant or other agreement between such Purchaser and the Company relating to the Prior Securities.

(b) Release of Claims.   Each Purchaser surrendering Prior Securities and relinquishing Rights hereunder generally, irrevocably, unconditionally and completely releases and forever discharges the Company and its respective, officers, directors, partners, members, employees, agents, attorneys and representatives and assigns from the Released Claims. In connection with the issuance of the Shares, each Purchaser surrendering Prior Securities and relinquishing Rights hereby generally, irrevocably, unconditionally and completely waives any and all rights to receive anti-dilution protection, rights of first refusal or participation, and registration rights to which such Purchaser may be entitled under the Company’s certificate of incorporation, the Prior Securities and the Rights, in connection with the issuance of the Securities and the transactions contemplated hereunder, including any rights related to options, warrants or any other rights to purchase shares of the Company. Each Purchaser has been provided with an opportunity to consult with his or her own counsel with respect to the contents of Section 1542 of the Civil Code of California and expressly waives the benefit thereof and any rights such Purchaser may have thereunder.  Section 1542 of the Civil Code of the State of California provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Each Purchaser shall also waive the benefit of, and any rights such Purchaser may have under, any statute or common law principle of similar effect in any jurisdiction.

“Released Claims” shall mean each and every claim that the Purchasers may have had in the past or may now have against the Company, and that has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the Closing Date or, following the Closing, relating to the Prior Securities and the Rights.

23. Counterparts.  This Agreement may be executed in two or more counterparts and may be delivered by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

ECO2 PLASTICS, INC.

By:      Name:  Rodney S. Rougelot
Title:    Chief Executive Officer

PURCHASERS:

Trident Capital Fund-VI, L.P.
Trident Capital Fund-VI Principals Fund, L.L.C.

                                                                         Executed by the undersigned as an authorized signatory of the General Partner of Trident Capital Fund-VI, L.P. and of the Managing Member of Trident Capital Fund-VI Principals Fund, L.L.C.

(signature)

(print name)

Address: 505 Hamilton Avenue, Suite 200
Palo Alto, CA 94301
Attn: Howard S. Zeprun
Chief Administrative Officer and General Counsel
Fax: +1 (650) 289-4444

PURCHASERS:

By: _________________________________
Name: _________________________________
Title: _________________________________

Address: Fax: ______________________________
E-Mail: ______________________________